Exhibit 5.1

September 10, 2020

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, New York 14203

Re:	Shelf Takedown Off of Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Athenex, Inc., a Delaware corporation (the “Company”), in connection with an Underwriting Agreement between the Company and SVB Leerink LLC, RBC Capital Markets, LLC and Evercore Group L.L.C., as representatives of the several underwriters named therein (together, the “Underwriters”), relating to the firm commitment underwritten public offering (the “Offering”) of up to an aggregate of 10,000,000 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and, at the option of the Underwriters, up to an additional 1,500,000 shares of Common Stock of the Company (together with the Underwritten Shares, the “Shares”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a preliminary prospectus supplement, dated September 8, 2020 and a prospectus supplement, dated September 9, 2020, which each supplemented that certain prospectus, dated September 24, 2018 that was part of a Registration Statement on Form S-3 (File No. 333-227492) filed and became effective with the Commission on September 24, 2018.

In connection with the foregoing, we have examined the Underwriting Agreement, Amended and Restated Bylaws of the Company, the Company’s Amended and Restated Certificate of Incorporation, originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Athenex, Inc.

September 10, 2020

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been authorized for issuance and, when the Shares are issued and delivered to and paid for by the Underwriters in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporation Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed in connection with the Offering and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP